Exhibit 10.4

Supplemental Executive Retirement Plan Agreement

Amended and Restated

THIS AGREEMENT is entered into as of the 28th day of November, 2008 and effective as of  January 1, 1987, (hereinafter called the “Effective Date”) by and between NEW JERSEY RESOURCES CORPORATION, a corporation of New Jersey (hereinafter called the "Company"), and LAURENCE M. DOWNES (hereinafter called the “Employee”).

W I T N E S S E T H

WHEREAS, the Employee is employed by the Company and is presently CHAIRMAN & CHIEF EXECUTIVE OFFICER;

WHEREAS, the Company desires to continue to employ the Employee as a key employee;

WHEREAS, the Company previously entered into an Agreement, dated January 1, 1987 (referred to, with any amendments thereto, as the “Prior Agreement”), with the Employee as a part of his/her employment agreement or arrangement as an incentive for his/her continued loyal service to the Company;

WHEREAS, the Company and the Employee now desire to amend and restate the Prior Agreement to comply with Section 409A of the Internal Revenue Code and applicable guidance issued thereunder (“Code Section 409A”);

WHEREAS, the Company and the Employee desire this Agreement (also referred to as the “SERP Agreement”) to apply to the Employee’s entire benefit under the Prior Agreement and no portion of the benefit hereunder is to be “grandfathered” as such term is used under Code Section 409A.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, and for other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto do covenant and agree as follows:

1.
It is agreed that the Company’s normal retirement age is sixty-five (65) and that the Employee may retire from the Company upon the last day of the month in which his/her sixty-fifth (65th) birthday occurs; provided however, that the Employee may remain in active employment after his/her sixty-fifth (65th) birthday.  In either event, no benefits shall be paid to the Employee under this Agreement until the later of the Employee’s attainment of age sixty-five (65), or his Separation from Service (as defined herein in accordance with Code Section 409A).  A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after a particular date or that the level of bona fide services the Employee will perform after a particular date (whether as an employee or independent contractor to the Company or an affiliate that is treated as the Company under Code Section 409A (an “Affiliate”) will decrease permanently to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  An Employee shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed six (6) consecutive months (twenty-nine (29) months for a disability leave of absence) or, if longer, so long as the Employee retains a right to reemployment with the Corporation or Affiliate under an applicable statute or by contract.  For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes the Employee to be unable to perform the duties of his job or a substantially similar job.  Continued services solely as a member of the Board of Directors of the Company or an Affiliate (the “Board”) shall not prevent a Separation from Service from occurring.

2.
The Company agrees that upon the Employee’s Separation from Service at or after attainment of age sixty-five (65) for reasons other than death, it will pay to the Employee the sum of TWO-HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (hereinafter referred to as the "SERP Benefit”), payable in sixty (60) equal monthly installments.  The installments shall be paid upon the first day of each calendar month commencing with the month next following the date of such Separation from Service, and shall continue until the aggregate of such payments equal the SERP Benefit, at which time such monthly installments shall terminate.  In the event that the SERP Benefit has not been fully paid to the Employee during his/her lifetime following his/her Separation from Service, the balance of such monthly installments shall be paid to his/her designated beneficiary as provided in Paragraph 13 hereof.  In no event shall any distribution occur earlier than permitted under Code Section 409A. The SERP Benefit may increase based upon a change in the Employee’s position. Such increase shall be set forth on an addendum to this Agreement. Such increase in the SERP Benefit shall not change the time and form of payment of the SERP Benefit as provided in this Agreement except as allowed under Code Section 409A.

3.
In the event that the Employee dies while in active employment with the Company but prior to his or her Separation from Service, and such death is due to a cause other than suicide, the Company shall pay a Death Benefit in the amount of TWO-HUNDRED FIFTY THOUSAND DOLLARS ($250,000) to his/her designated beneficiary, in sixty (60) equal monthly installments.  The installments shall be paid on the first day of each calendar month commencing with the month following the date of death, and shall continue until such Death Benefit has been fully paid.  If the Employee commits suicide, the Company shall not be obligated to pay any portion of the Death Benefit or any increases in such benefit granted herein or by any amendment or addendum to this Agreement made within two (2) years next preceding the date of death, but such portion of the Death Benefit as was granted or accrued under this or any similar prior SERP agreement with the Company more than two (2) years before the death by suicide shall be paid in the manner provided above.

4.
No SERP or other benefits shall be payable hereunder to the Employee, or to any other person in the event the employment relationship between the Employee and the Company is terminated within six (6) years from the Effective Date for any reason other than by death, or by Separation from Service of the Employee at or after attainment of age sixty-five (65).  In the event that the employment relationship between the Employee and the Company continues for a period of at least six (6) years from the Effective Date, and is thereafter terminated for any reason other than by death prior to the Employee’s attainment of age sixty-five (65), upon the later of his/her Separation from Service or the Employee’s attainment of age sixty-five (65), the Company will pay to the Employee the Cumulative Termination Benefit for the year in which such termination occurs, as shown in Schedule A which is attached hereto and made a part hereof (hereinafter referred to as the “Applicable Cumulative Termination Benefit”), in sixty (60) equal monthly installments payable on the first day of each calendar month, commencing with the month following the later of the Employee’s Separation from Service or the Employee’s attainment of age sixty-five (65).  Such Schedule A may be changed from time to time to reflect changes in the SERP Benefit.  Such substitution of a new Schedule A shall not change the time and form of payment of the Cumulative Termination Benefit except to the extent allowed by Code Section 409A.

5.
If the Employee dies after termination of employment as provided in Paragraph 4 above, and before any or all of the applicable Cumulative Termination Benefit has been paid to him, then such Cumulative Termination Benefit, or the balance of installments thereof as the case may be, shall be paid to his/her designated beneficiary in sixty (60) equal monthly installments (less the number of installments previously paid, if any), payable on the first day of each calendar month commencing with the month following the date of death, until the applicable Cumulative Termination Benefit shall have been paid in full.

6.
Notwithstanding anything to the contrary contained in the original Agreement or in any amendment or addendum thereto, it is hereby agreed that upon the occurrence of a Change In Control (as defined herein), the Employee shall immediately become fully vested in the SERP Benefit set forth in Paragraph 2 of this Agreement, or in the then most recent amendment or addendum thereto (whichever amount is greater), and that in the event the Employee’s employment is thereafter terminated for any reason or if the Employee resigns for any reason within two years of the Change in Control, said SERP Benefit shall be paid to the Employee in sixty (60) equal monthly installments  payable on the first day of each calendar month commencing with the month following the date of termination, until the applicable Cumulative Termination Benefit shall have been paid in full. In the event that the Employee dies after termination of employment pursuant to this Paragraph 6, and before any or all of the SERP Benefit has been paid to him, then such SERP Benefit, or the balance of installments thereof, as the case may be, shall be paid to his/her designated beneficiary in sixty (60) equal monthly installments (less the number of installments previously paid, if any), payable on the first day of each calendar month commencing with the month following the date of death, until the applicable Cumulative Termination Benefit shall have been paid in full.

7.	For the purposes of this Agreement:

(a)	a "Change In Control" shall be deemed to have occurred if:

(i)
Any Person (as defined below) has acquired Voting Securities (as defined below), of the Company and, immediately thereafter, is the "beneficial ownership" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities of the Company representing fifty percent (50%)  or more of the combined Voting Power (as defined below) of the Company's securities; or

(ii)
Within any 12-month period, the persons who were members of the Board of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that any Board member who was not a Board member at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the Board members who then qualified as Incumbent Directors either actually or by prior operation of this Section 7(a)(ii); or

(iii)
the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Event"), except that a Corporate Event shall not trigger a Change in Control under this clause (iii) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly  immediately following such Corporate Event a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.

(b)
For purposes of this Section 7, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

(c)
A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).

(d)
The above definition of a Change in Control is intended to meet the requirements of a permissible change in control payment event under Code Section 409A and shall be interpreted and applied to the Employee in accordance with Code Section 409A.

8.
Any dispute or controversy arising out of or in connection with the interpretation or application of the provisions of paragraphs 6 or 7 of this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect and the applicable law of the State of New Jersey pertaining to the arbitration of disputes, and judgment may be entered on the arbitrator’s award in any court having jurisdiction.  All costs and expenses of such arbitration, including the reasonable counsel fees, costs and expenses incurred by the Employee in either prosecuting or defending the arbitration proceeding, shall be borne and paid by the Company.  Any reimbursement of costs or expenses to be paid by the Company under this paragraph 8 shall be paid no later than the end of calendar year following the calendar year during which the cost or expenses are incurred.

9.
Notwithstanding anything else herein to the contrary, payments of benefits hereunder caused by the Separation from Service (including death) of the Employee may be delayed for a period of no more than six (6) months following such Separation from Service, if the Employee is determined by the Board of the Company or its delegate to meet the definition of a “specified employee” (as defined under Code Section 409A) but only if such delay in payment is required in order to comply with the requirements of Code Section 409A.  No interest shall accrue or be paid in the event of a delay in payment.

10.
Any payment otherwise due under the terms of this Agreement which would (a) not be deductible in whole or in part under Section 162(m) of the Code, or (b) violate Federal securities laws or other applicable law may not be made until the earliest date on which such payment no longer is nondeductible or violates such laws. Payment may be delayed for a reasonable period in accordance with the provisions of Code Section 409A (including in the event the payment is not administratively practical due to events beyond the recipient’s control such as where the recipient is not competent to receive the benefit payment, there is a dispute as to amount due or the proper recipient of such benefit payment, or additional time is needed to calculate the amount payable). No interest shall accrue or be paid because of any delay of payment.

11.
The Company may not permit the acceleration of the time or schedule of any payment or amount scheduled to be paid pursuant to this Agreement, unless such acceleration of the time or schedule is (a) to comply with conflicts of interest or ethics laws (as defined in Code Section 409A ), (b) to be used for the payment of FICA, income taxes on the FICA withholding or other approved taxes on benefits under this Agreement, (c) is necessary to pay an amount equal to the amount included in the income of the Employee under Code Section 409A or (d) as otherwise allowed under Code Section 409A.

12.
It is agreed that neither the Employee nor any other person shall have any right to commute, bequeath, pledge, sell, assign, transfer, levy upon or otherwise encumber the rights to receive any payments hereunder, which payments and the rights thereto are expressly declared to be non-transferable and non-assignable, and in the event of any attempted disposition of such payments or rights in violation hereof the Company shall have no further liability hereunder.

13.
The Employee shall designate in writing, to be annexed hereto, one or more beneficiaries to whom the benefits in the event of his/her death shall be paid pursuant to paragraphs 2, 3, 5 or 6 hereof.  In the absence of such designation, or in the event no designated beneficiary survives the Employee, then any such benefits shall be payable in like manner to the Employee’s executor or administrator.  In the event of the death of all designated beneficiaries after commencement but prior to completion of payment of the installments of benefits, the balance thereof shall be payable in like manner to the executor or administrator of the last surviving beneficiary.

14.	The Company shall withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulations.

15.
This Agreement shall be binding upon the parties hereto, and upon the heirs, executors, administrators, or other personal representatives and designated beneficiaries of the Employee, and upon the successors and assigns of the Company.

16.
This Agreement hereby amends and restates the Prior Agreement in its entirety. During the lifetime of the Employee, this Agreement may be amended or terminated at any time or times, in whole or in part, by the mutual written agreement of the Employee and the Company, and only in accordance with Code Section 409A.

17.
The benefits under this Agreement are designed to comply with the requirements of Code Section 409A.  The Company shall interpret and administer this Agreement in a manner as to comply with Code Section 409A.  Notwithstanding the foregoing, however, the Company shall not be liable to the Employee or any other person if any benefit under this Agreement does not comply with Code Section 409A or the Employee or any other person is otherwise subject to any additional tax or penalty under Code Section 409A.  Each Employee is solely responsible for the payment of any tax liability (including any taxes and penalties that may arise under Code Section 409A) that may arise from any benefit under this Agreement.

18.	This Agreement shall be executed in duplicate, each copy of which when executed and delivered shall be an original, but both copies shall, together, constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed in their respective name and their respective seals to be hereunto affixed and attested, the day and year first above written.

NEW JERSEY RESOURCES CORPORATION

/s/ Glenn C. Lockwood	Date:	11/26/08
GLENN C. LOCKWOOD
Senior Vice President & Chief Financial Officer

/s/ Denise S. Gray	Date:	11/26/08
Witness

/s/ Laurence M. Downes	Date:	11/26/08
LAURENCE M. DOWNES
Chairman & Chief Executive Officer

/s/ Denise S. Gray	Date:	11/26/08
Witness

DESIGNATION OF BENEFICIARY

I hereby designate the following person (or persons) as my beneficiary (or beneficiaries) to whom the benefits provided hereunder in the event of my death shall be paid pursuant to this Agreement:

PRIMARY BENEFICIARY(IES):
Name:	Address:	Social Security #	Relationship to Employee:	Percentage

SECONDARY BENEFICIARY(IES)*:
Name:	Address:	Social Security #	Relationship to Employee:	Percentage

*In the event that primary beneficiary(ies) predecease employee.

SIGNED:_________________________________	DATED:_____________________________

(employee’s name)

EFFECTIVE _____________

YEAR	AGE	SCHEDULE "A" CUMULATIVE TERMINATION BENEFIT

1998		$
1999		$
2000		$
2001		$
2002		$
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021